Exhibit 99.1
[TD Ameritrade Letterhead]
MEMORANDUM

TO:	Members of the Board of Directors and Executive Officers

FROM:	Karen Ganzlin, TD AMERITRADE Human Resources

DATE:	February 23, 2006

RE:	Updated Notice Regarding Cancellation Of Regulation BTR Blackout

Please be advised that as a result of Amendment No. 1 to the Stockholders Agreement, dated February 22, 2006, entered into between The Toronto-Dominion Bank (“TD”), TD AMERITRADE Holding Corporation (the “Company”) and certain other Company shareholders (the “Stockholder Agreement”), the tender offer expected to be commenced by TD to purchase Company stock, which was originally scheduled to commence on or around March 13, 2006, will not be implemented.
Instead, the Stockholder Agreement has been revised in order to reflect that TD has agreed to acquire 15 million shares of Company stock over a period of 6 months by means of open market purchases in compliance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To complete these purchases, TD has indicated it intends to purchase Company stock pursuant to purchase plans under Rule 10b5-1 of the Exchange Act, in accordance with such terms and conditions as TD may establish under such purchase plans.
As a result of the cancellation of the planned tender offer, and the change to open market purchases of Company stock by TD, if any, no blackout period under the Ameritrade Holding Corporation Associates 401(k) Profit Sharing Plan (the “Plan”) will occur. Therefore, this notice has been prepared to notify you that you will not be subject to any blackout period with respect to your transactions in Company stock, as would have been required pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and SEC Regulation BTR.
Specifically, the proposed blackout period described in the Regulation BTR notice provided to you on February 10, 2006 will not be implemented pursuant to that notice. Instead, as a result of the open market purchases by TD, if any, no blackouts will be imposed under the Plan, and therefore, no Regulation BTR blackout is necessary with respect to your transactions in Company stock. The cancellation of the Regulation BTR blackout will not affect any other trading blackout to which you may currently be subject. All other current trading blackouts remain in full force and effect.
Questions regarding this updated notice may be directed to:
Tom Marsh at 402-827-8664, or Kelli Eickhoff at 402-827-8622